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Computershare

9062 Old Annapolis Road

Columbia, MD 21045

Annual Statement of Compliance

For each transaction and the applicable Servicing Agreement listed and described on Schedule I hereto, the undersigned, a duly authorized officer of Computershare Trust Company, N.A., in its applicable capacity(ies) as listed on Schedule I ("Computershare"), hereby certifies either (i) as of and for the period of January 1, 2022 through December 31, 2022 (the "Full-Year Reporting Period"), or (ii) as of and for the portion of the Full-Year Reporting Period as set forth under the "Reporting Period" column on Schedule I hereto (the "Partial-Year Reporting Period", together with the Full-Year Reporting Period, the "Reporting Period")[1] in each case, as applicable, as follows:

(a)     A review of Computershare's activities during the Reporting Period and of its performance under the applicable Servicing Agreement has been made under such officer’s supervision; and

(b)    To the best of such officer’s knowledge, based on such review, Computershare has fulfilled all of its obligations under the applicable Servicing Agreement in all material respects throughout the Reporting Period, except as noted in Schedule I.

February 28, 2023

/s/ Eileen O’Connor

Eileen O'Connor

Senior Vice President

/s/ Patti Spencer

Patti Spencer

Assistant Secretary

[1] On November 1, 2021, Computershare, Computershare Delaware Trust Company and Computershare Limited purchased substantially all the Corporate Trust Services ("CTS") business of Wells Fargo Bank, N.A. ("Wells Fargo"). During the Reporting Period, for certain transactions listed on Schedule I hereto, Wells Fargo transferred its roles, and the duties, rights and liabilities for such roles under the relevant transaction agreements to Computershare (the "2022 Transferred Role(s) Transactions"). Prior to the date of transfer for the 2022 Transferred Role(s) Transactions, Wells Fargo remained in the related role and performed virtually all its obligations through Computershare as its agent. On and after the date of transfer for the 2022 Transferred Role(s) Transactions, Computershare assumed the roles under the related agreements for such transactions. For each transaction listed thereon, Schedule I hereto identifies the Reporting Period for such transaction.

Schedule I:

Transaction	Servicing Agreement	Servicing Agreement Date	Computershare Capacity(ies)	Reporting Period
Benchmark 2022-B37
Mortgage Trust Commercial	Pooling and
Mortgage Pass-Through	Servicing		Certificate	11/03/2022 -
Certificates Series 2022-B37	Agreement	10/01/2022	Administrator	12/31/2022

Material Instance(s) of Non-Compliance

List of exemptions for Benchmark 2022-B37 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2022-B37:

November 18, 2022 was the first Distribution Date for the Benchmark 2022-B37 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2022-B37 transaction. Computershare Trust Company, N.A. was required to file Form 10-D (including the ABS Asset Data File and ABS Asset Related Document filed as exhibits 102 and 103 respectively to the registrant's Form ABS-EE and incorporated by reference into the Form 10-D filing) for such Distribution Date by December 5, 2022 (the "SEC Filing Deadline"). Computershare Trust Company N.A. submitted the filing to the Securities and Exchange Commission three days late on December 8, 2022. The late filing resulted from a gap in Computershare's process for reviewing and capturing the Exchange Act reporting obligations in newly closed transactions. Specifically, the filing error occurred because Computershare's process was premised on the assumption that the first Distribution Date will always occur in the month following the month a new transaction closed. However, the Benchmark 2022- B37 transaction did not follow this pattern since the first distribution date, November 18, 2022, occurred in the same month as the closing date, November 3, 2022.

In an effort to prevent further similar filing errors from occurring, Computershare has implemented several changes to its intake procedures and controls for reviewing the Exchange Act reporting provisions in newly closed transactions, including those that close and pay for the first time in the same month.

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